Exhibit 5.1
September 4, 2009
Standard Parking Corporation
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

RE:	Registration Statement on Form S-3
Ladies and Gentlemen:
In connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Standard Parking Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on September 4, 2009 for the resale of securities under the Securities Act of 1933, as amended (the “Securities Act”), you have requested our opinion with respect to the matters set forth below.
You have provided us with a copy of the Registration Statement in the form in which it will be filed, which includes the prospectus (the “Prospectus”). The Registration Statement relates to the proposed public offering of up to 7,581,842 shares of the Company’s common stock, par value $0.001 (the “Shares”), by the selling stockholders named in the Prospectus.
As counsel to the Company, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the registration for resale of the Shares. We have examined the Registration Statement, the Company’s Second Amended and Restated Certificate of Incorporation, Certificate of Amendment of Second Amended and Restated Certificate of Incorporation, and Third Amended and Restated Bylaws, certain resolutions of the Company’s board of directors, and other proceedings of the Company related thereto. We have also examined such records, documents, and certificates of public officials and of the Company, made such inquiries of officers of the Company and public officials, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.
In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies; the legal capacity of all natural persons; and that all applicable fiduciary duties have been complied with. In making our examination of documents executed by parties other than the Company, we have assumed (a) that each other party has the power and authority, the capacity, to execute and deliver, and to perform and observe the provisions of, such documents, (b) the due authorization by each such party of all requisite action and the due execution and delivery of such documents by each such party, and (c) that such documents constitute the legal, valid and binding obligations of each such party. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers
NEW YORK * LONDON * HONG KONG * CHICAGO * WASHINGTON, D.C. * BEIJING * PARIS * LOS ANGELES * SAN FRANCISCO * PHILADELPHIA * PITTSBURGH
OAKLAND * MUNICH * ABU DHABI * PRINCETON * NORTHERN VIRGINIA * WILMINGTON * BIRMINGHAM * DUBAI * CENTURY CITY * RICHMOND * GREECE

Standard Parking Corporation September 4, 2009 Page 2
and other representatives of the Company and public officials, and have conducted no special investigation of factual matters in connection with this opinion.
This opinion is based solely on the General Corporation Law of the State of Delaware in effect as of the date hereof. We express no opinion as to the laws of any other jurisdiction.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to our firm under the caption “Legal Matters” in the Prospectus and any amendments thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Reed Smith LLP